Exhibit 99.1
Middleburg Financial Corporation Announces 2010 First Quarter Earnings

Contact:	Gary R. Shook, President	540-687-4801 or pres@middleburgbank.com

	Raj Mehra, EVP & CFO	540-687-4816 or cfo@midleburgbank.com

	Jeffrey H. Culver, EVP & COO	703-737-3470 or
coo@middleburgbank.com

MIDDLEBURG, VIRGINIA (April 30, 2010) – Middleburg Financial Corporation (the “Company”), (NASDAQ – MBRG), parent company of Middleburg Bank (the “Bank”), today reported its financial results for the first quarter of 2010.

First Quarter 2010 Highlights:

•	Net income of $813,844 for the quarter;
•	Diluted earnings per share of $0.12 for the quarter;
•	Net interest margin of 3.94% for the quarter;
•	Total asset growth of $42.3 million or 4.3% for the quarter;
•	Total loans increased by $13.8 million or 2.1% for the quarter;
•	Total deposit growth of $22.7 million or 2.7% for the quarter;
•	Provision for loan losses decreased 3.5% relative to the previous quarter; and
•	Tier I capital ratio of 13.8%, leverage ratio of 10.7%

“Based on the first quarter of 2010 we are cautiously optimistic” said Gary R. Shook, president of Middleburg Financial Corporation.  “There is evidence that loan and deposit growth is accelerating and we are seeing growth in our wealth management business as well.  We attribute much of this growth to improved economic conditions in our primary markets.  However, we foresee a continuation of problem loans throughout this year, which will continue to impact earnings.”

Net Interest Income and Net Interest Margin

Net interest income was $8.5 million during the three months ended March 31, 2010, a decrease of 3.0% relative to the quarter ended December 31, 2009. The average yield on earning assets was 5.58% for the quarter ended March 31, 2010, down 62 basis points relative to the quarter ended December 31, 2009.   We reduced our costs for deposits as well as for borrowings in the first quarter of 2010. The average cost of interest bearing liabilities during the quarter decreased to 1.93%, down 40.0 basis points relative to the quarter ended December 31, 2009.

The net interest margin for the three months ended March 31, 2010 was 3.94% compared to 4.17% for the quarter ended December 31, 2009.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in the “Key Statistics” table.

Asset Quality and Provision for Loan Losses

Provisions for loan losses were $929,000 for the quarter ended March 31, 2010, compared to $967,000 for the quarter ended December 31, 2009, a decline of 3.9%.   Even with this decrease, Company was able to increase its allowance for loan losses by $643,000 or from 1.33% of total loans to 1.50% of total loans. The pace of problem loans is as expected, however, given the continued uncertainty in the economy, the Company deemed it prudent to increase its ratio of allowance for loan losses to total loans.

Non performing assets increased from $17.2 million or 1.8% of total assets at December 31, 2009 to $19.0 million or 1.9% of total assets as of March 31, 2010. Given the current economic environment, it is anticipated there could be an increase in non performing loans, but we do not believe that  the increase will be as dramatic as that experienced in 2009.

Non-Interest Income

Non-interest income decreased by $670,000 or 11.7% to $5.07 million when comparing the quarter ended March 31, 2010 to the quarter ended December 31, 2009, largely driven by decreases in gains on sales of mortgage loans originated by Southern Trust Mortgage, our majority owned subsidiary, and gains on sales of securities.  Southern Trust Mortgage closed $149 million in mortgage loans in the quarter ended March 31, 2010, down 31% from the quarter ended December 31, 2009. Gain on sale of mortgage loans was $2.6 million for the quarter ended March 31, 2010, a decrease of 20% compared to the quarter ended December 31, 2009.

The revenues and expenses of Southern Trust Mortgage for the three month period ended March 31,  2010 are reflected in the Company’s financial statements on a consolidated basis, with the outstanding interest not held by the Company reported as “Non-controlling Interest Net (Income) Loss”

Trust and investment advisory fees earned by Middleburg Trust Company (“MTC”) and Middleburg Investment Advisors (“MIA”) were relatively unchanged when comparing the quarter ended March 31, 2010 to the quarter ended December 31, 2009 and increased 2.3% when compared to the quarter ended March 31, 2009.  Trust and investment advisory fees are based primarily upon the market value of the accounts under administration/management.  Total consolidated assets under administration by MTC and MIA were at $1.2 billion at March 31, 2010, an increase of 8.1% relative to December 31, 2009 and an increase of 44.5% relative to March 31, 2009.  The Bank holds a large portion of its investment portfolio in custody with MTC.  MTC’s assets under administration were $854.8 million at March 31, 2010 and $771.5 million at December 31, 2009.  MIA’s assets under administration were $318.7 million at March 31, 2010 and $313.5 million at December 31, 2009.

Non-Interest Expense

Non-interest expense in the first quarter of 2010 decreased $163,000,  down 1.4% relative to the quarter ended December 31, 2009.

Salaries and employee benefit expenses in the first quarter of 2010 increased by $737,000 relative to the quarter ended December 31, 2009, primarily due to incentive accrual for 2010 and benefit payouts. Other operating expenses in the first quarter of 2010 decreased by $1.0 million, down 27.0% relative to the previous quarter due to decreases in various other expense categories including professional fees and expenses associated with other real estate owned.

Total Consolidated Assets

Total assets at March 31, 2010 were $1.0 billion, an increase of $42.2 million or 4.3% during the quarter.

Total loans, net of allowance for loan losses, increased by $12.9 million, or 2.0% when comparing March 31, 2010 to December 31, 2009.  The investment portfolio was at $186 million at March 31, 2010, an increase of $7 million or 3.9% compared to December 31, 2009. Mortgages held for resale decreased $2.2 million or 4.8% from December 31, 2009 to March 31, 2010. Cash and due and interest-bearing balances at banks increased by $25.7 million or 59.4% from December 31, 2009 to March 31, 2010.

Deposits and Other Borrowings

Total deposits were at $827.4 million at March 31, 2010, up $21.7 million or 2.7% from December 31, 2009, primarily due to an increase in savings and non-interest bearing demand deposits. Time deposits, including brokered deposits decreased $3.0 million or 4.6% when comparing December 31, 2009 to March 31, 2010. The Company has been paying off brokered deposits as they mature. Brokered deposits were $62.0 million at March 31, 2010, down $3.0 million or 40.0% from the year prior. Long term borrowings from the FHLB were $47.9 million at March 31, 2010, up  $12.9 million from December 31, 2009.  The increase in borrowings was related to the funding of commercial loans.

Equity

Total shareholders’ equity at March 31, 2010 was $103.9 million, compared to shareholders’ equity of $103.4 million as of December 31, 2009. Retained earnings at March 31, 2010 were at $42.8 million compared to $42.7 million at December 31, 2009. The book value of the Company at March 31, 2010 was $14.65 per common share.   As of March 31, 2010, the Tier 1 risk-based capital ratio was 13.77%, the total risk-based capital ratio was 15.02% and the leverage ratio was 10.71%

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc.  Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with eight financial service centers.  Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc. Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg and Williamsburg. Middleburg Investment Advisors, Inc. is an SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
SUMMARY INCOME STATEMENT
(Unaudited, dollars in thousands)
For the Three Months Ended

	Mar 31, 2010	Dec. 31, 2009	Sep. 30, 2009	Jun. 30, 2009	Mar. 31, 2009

INTEREST INCOME
Interest and fees on loans	$10,445	$11,041	$11,973	$12,870	$12,950
Interest on investment securities	1,687	1,883	1,998	1,990	2,041
TOTAL INTEREST INCOME	$12,132	$12,924	$13,971	$14,860	$14,991

INTEREST EXPENSE
Interest on deposits	$3,174	$3,633	$3,866	$3,959	$4,156
nterest on borrowings	502	577	749	991	1,151
TOTAL INTEREST EXPENSE	$3,676	$4,210	$4,615	$4,950	$5,307

NET INTEREST INCOME	$8,456	$8,714	$9,356	$9,910	$9,684

PROVISION FOR LOAN LOSSES	929	967	964	1,583	1,037

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	$7,527	$7,747	$8,392	$8,327	$8,647

NON INTEREST INCOME
Trust and investment advisory fee income	$815	$$816	$813	$792	$797
Service charges on deposits	441	486	474	490	455
Gain on the sale of loans	2,630	3,283	2,407	3,378	2,792
Net (losses) gains on securities available for sale
including OTTI adjustments	355	365	(258)	661	230
Commissions on investment sales	144	175	148	172	85
Equity earnings in unconsolidated subsidiaries	37	40	23	92	111
Bank owned life insurance	125	109	123	130	127
Other service charges, commissions and fees	471	429	298	450	374
Other operating income	54	36	29	(36)	16

TOTAL NON INTEREST INCOME	$5,072	$5,739	$4,057	$6,129	$4,987

NON INTEREST EXPENSE
Salaries and employee benefits	$6,924	$6,187	$6,925	$7,670	$7,260
Net occupancy expense of premises	1,604	1,500	1,455	1,566	1,384
Other taxes	196	149	148	145	145
Computer operations	328	344	285	360	301
Advertising and marketing	180	211	184	216	149
Other operating expenses	2,711	3,715	2,908	3,062	2,593

TOTAL NON INTEREST EXPENSE	$11,943	$12,106	$11,905	$13,019	$11,832

INCOME BEFORE TAXES	$656	$1,380	$544	$1,437	$1,802
Income tax expense (benefit)	87	(5)	(92)	21	140

NET INCOME	$569	$1,385	$636	$1,416	$1,662
NONCONTROLLING INTEREST NET (INCOME) LOSS	245	(270)	(26)	(603)	(678)
MIDDLEBURG FINANCIAL CORPORATION NET INCOME	$814	$1,115	$610	$813	$984

MIDDLEBURG FINANCIAL CORPORATION
BALANCE SHEET
(dollars in thousands)	Unaudited	Audited	Unaudited	Unaudited	Unaudited
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009

Assets:
Cash and due from banks	$ 20,333	$ 18,365	$ 80,646	$ 39,721	$ 21,059
Interest-bearing balances in banks	48,568	24,845	2,214	2,958	1,725
Federal funds sold	-	-	-	54,600	24,500
Securities at fair value	185,978	178,924	168,049	162,355	165,921
Loans, net of allowance for loan losses	648,009	635,094	643,293	642,883	650,600
Mortgages held for resale	42,836	45,010	36,826	74,346	66,439
Bank premises and equipment, net	23,152	23,506	22,848	22,722	22,920
Other assets	49,752	50,630	43,902	44,975	45,099

Total assets	$ 1,018,628	$ 976,374	$ 997,777	$ 1,044,560	$ 998,263

Liabilities:
Deposits:
Non-interest bearing demand deposits	$ 117,146	$ 106,459	$ 105,648	$ 124,472	$ 113,131
Savings and interest-bearing demand deposits	412,185	397,720	380,527	347,561	329,042
Time deposits	298,057	301,469	301,453	338,100	331,075
Total deposits	$ 827,388	$ 805,648	$ 787,628	$ 810,133	$ 773,248

Securities sold under agreements to repurchase	24,286	17,199	19,808	19,505	18,989
Short term borrowings	3,390	3,538	7,112	21,278	15,340
Long-term debt	47,912	35,000	43,000	74,000	74,000
Trust preferred capital notes	5,155	5,155	5,155	5,155	5,155
Other liabilities	6,606	6,475	9,853	10,981	10,832
Total liabilities	$ 914,737	$ 873,015	$ 872,556	$ 941,052	$ 897,564

Shareholders' Equity:
Middleburg Financial Corporation shareholders' equity:
Preferred stock, par value $1,000.00 per share	$ -	$ -	$ 21,597	$ 21,603	$ 21,584
Common stock, par value $2.50 per share	17,273	17,273	17,255	12,483	11,826
Capital surplus	42,826	42,807	42,703	28,310	26,083
Retained earnings	42,828	42,706	43,076	43,235	43,665
Accumulated other comprehensive income (loss), net	(1,703)	(2,474)	(2,203)	(5,156)	(5,026)
Total Middleburg Financial Corporation shareholders' equity	101,224	100,312	122,428	100,475	98,132
Non-controlling interest in consolidated subsidiary	2,666	3,047	2,793	3,033	2,567

Total shareholders' equity	$ 103,890	$ 103,359	$ 125,221	$ 103,508	$ 100,699
Total liabilities and shareholders' equity	$ 1,018,627	$ 976,374	$ 997,777	$ 1,044,560	$ 998,263

KEY STATISTICS	For the Three Months Ended
	Mar 31, 2010	Dec 31, 2009	Sep 30, 2009	Jun 30, 2009

Net Income (dollars in thousands)	$814	$1,114	$610	$$813
Earnings per share, basic	$0.12	$0.07	$0.05	$$0.11
Earnings per share, diluted	$0.12	$0.07	$0.05	$$0.11
Dividend per share	$0.10	$0.10	$$0.10	$$0.19

Return on average total assets	0.33%	0.35%	0.29%	0.19%
Return on average total equity	3.25%	2.82%	2.51%	1.88%
Dividend payout ratio	84.90%	142.86%	200.00%	172.73%
Fee revenue as a percent of total revenue	28.00%	29.37%	23.60%	26.90%

Net interest margin(1)	3.94%	3.83%	4.13%	4.36%
Yield on average earning assets	5.58%	5.61%	6.08%	6.46%
Yield on average interest-bearing liabilities	1.93%	2.16%	2.35%	2.50%
Net interest spread	3.65%	3.45%	3.73%	3.96%

Non-interest income to average assets	1.93%	2.10%	1.71%	2.15%
Non-interest expense to average assets	4.90%	4.74%	4.71%	5.12%

Efficiency ratio(2)	87.85%	83.48%	84.26%	82.25%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States.  It is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating.  An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA BY QUARTER
	1Q10	4Q09	3Q09	2Q09
BALANCE SHEET RATIOS
Net loans to deposits	78.32%	78.83%	81.67%	79.36%
Average interest-earning assets to
average-interest bearing liabilities	117.51%	121.36%	120.32%	119.05%
PER SHARE DATA
Dividends	$ 0.10	$0.10	$0.10	$0.19
Book value	$ 14.65	$ 14.52	$14.61	$ 15.80
Tangible book value	$ 13.71	$ 13.57	$13.65	$ 14.47
SHARE PRICE DATA
Closing price	$ 15.06	$ 14.59	$13.05	$ 13.76
Diluted earnings multiple(1)	1.03	0.97	0.67	0.66
Book value multiple(2)	1.03	1.00	0.89	0.87

COMMON STOCK DATA
Outstanding shares at end of period	6,909,293	6,909,293	6,901,843	4,993,245
Weighted average shares outstanding	6,909,293	5,635,687	5,208,624	4,675,849
Weighted average shares outstanding, diluted	6,912,173	6,906,429	6,267,267	4,822,365
CAPITAL RATIOS
Total parent equity to total assets	9.94%	10.59%	12.27%	9.62%
Total risk based capital ratio	15.02%	15.06%	18.22%	14.73%
Tier 1 risk based capital ratio	13.77%	13.86%	16.97%	13.54%
Leverage ratio	10.71%	10.40%	12.50%	10.58%
CREDIT QUALITY
Net charge-offs to average loans	0.04%	0.18%	0.17%	0.26%
Total non-performing loans to total loans	2.00%	1.48%	1.57%	1.99%
Total non-performing assets to total assets	1.87%	1.64%	1.88%	1.96%
Non-accrual loans to:
total loans	1.46%	1.34%	1.38%	1.99%
total assets	0.94%	0.88%	0.90%	1.24%
Allowance for loan losses to:
total loans	1.50%	1.33%	1.41%	1.45%
non-performing assets	51.88%	53.00%	49.21%	46.14%
non-accrual loans	102.67%	104.11%	102.43%	72.62%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$ 3,544	$ 908	$ 1,206	$ -
Non-accrual loans	9,613	8,608	9,008	12,985
Other real estate owned and repossessed assets	5,869	6,511	8,537	7,455
Total non-performing assets	19,026	16,027	18,751	20,440
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$ 291	$ 1,280	$ 1,216	$ 1,866
(Recoveries)	(47)	(48)	(49)	(6)
Net charge-offs	$ 244	$ 1,232	$ 1,167	$ 1,860
PROVISION FOR LOAN LOSSES (dollars in thousands)	$ 929	$967	$964	$ 1,583
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$ 9,185	$ 9,227	$ 9,430	$ 9,707
Provision	929	967	964	1,583
Net charge-offs (recoveries)	244	1,009	1,167	1,860
Balance at the end of period	$ 9,870	$ 9,185	$ 9,227	$ 9,430

(1)
The diluted earnings multiple is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period.  The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)
The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share.  The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

	Average Balances, Income and Expenses, Yields and Rates
	Three Months Ended March 31,
		2010			2009
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate (2)	Balance	Expense	Rate (2)
	(Dollars in thousands)
Assets :
Securities:
Taxable	$ 119,744	$ 959	3.25%	$ 115,468	$ 1,279	4.49%
Tax-exempt (1)	63,929	1,050	6.66%	62,031	1,103	7.21%
Total securities	$ 183,673	$ 2,009	4.44%	$ 177,499	$ 2,382	5.44%
Loans
Taxable	$ 678,854	$ 10,445	6.24%	$ 715,438	$ 12,950	7.34%
Tax-exempt (1)	-	-	-	3	-	0.00%
Total loans	$ 678,854	$ 10,445	6.24%	$ 715,441	$ 12,950	7.34%
Federal funds sold	-	-	-	21,201	12	0.23%
Interest on money market investments	-	-	-	-	-	-
Interest bearing deposits in
other financial institutions	44,677	35	0.32%	3,541	22	2.52%
Total earning assets	$ 907,204	$ 12,489	5.58%	$ 917,682	$ 15,366	6.79%
Less: allowances for credit losses	(9,104)			(9,843)
Total nonearning assets	90,757			91,382
Total assets	$ 988,857			$ 999,221

Liabilities:
Interest-bearing deposits:
Checking	$ 279,655	$ 601	0.87%	$ 224,570	$ 811	1.46%
Regular savings	70,393	183	1.05%	51,960	184	1.44%
Money market savings	50,957	115	0.92%	35,876	109	1.23%
Time deposits:
$100,000 and over	161,447	1,152	2.89%	130,201	1,119	3.49%
Under $100,000	136,953	1,123	3.33%	205,424	1,933	3.82%
Total interest-bearing deposits	$ 699,405	$ 3,174	1.84%	$ 648,031	$ 4,156	2.60%

Short-term borrowings	4,843	44	3.68%	31,735	276	3.53%
Securities sold under agreements
to repurchase	21,644	20	0.37%	23,099	22	0.39%
Long-term debt	46,136	438	3.85%	84,377	853	4.10%
Federal funds purchased	-	-		-	-	-
Total interest-bearing liabilities	$ 772,028	$ 3,676	1.93%	$ 787,242	$ 5,307	2.73%
Non-interest bearing liabilities
Demand deposits	105,994			107,326
Other liabilities	6,562			10,462
Total liabilities	$884,584			$905,030
Non-controlling interest	2,725			2,316
Shareholders' equity	101,548			91,875
Total liabilities and shareholders'	-			-
equity	$988,857			$999,221

Net interest income		$ 8,813			$ 10,059

Interest rate spread			3.65%			4.06%
Interest expense as a percent of
average earning assets			1.64%			2.35%
Net interest margin			3.94%			4.45%
Return on average assets			0.33%			0.40%
Return on average equity			3.25%			4.24%

(1) Income and yields are reported on tax equivalent basis assuming a federal tax rate of 34%.
(2) All yields and rates have been annualized on a 365 day year.